UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2008 (April 4, 2008)

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 4, 2008, Verint Systems Inc. (the “Company”) received a “Wells Notice” from the staff of the United States Securities and Exchange Commission (the “Commission”) arising from the staff’s ongoing investigation of the Company’s past stock option grant practices and certain unrelated accounting matters, which the Company recently learned had been converted into a formal investigation by the Commission in July 2006. These matters were reviewed as part of the previously disclosed investigation by the Audit Committee of the Company’s Board of Directors. The Wells Notice provides notification that the Commission staff intends to recommend that the Commission bring an enforcement action against the Company alleging violations of certain provisions of the federal securities laws.

Under the Commission’s Wells process, recipients of a Wells Notice have the opportunity to make a Wells Submission before the staff makes a formal recommendation to the Commission regarding what action, if any, should be brought by the Commission. In connection with the contemplated recommendation, the staff may seek remedies including, among other things, a civil penalty. The Company intends to provide a written submission to the Commission in response to the Wells Notice before the staff makes any recommendation to the Commission. The Company continues to cooperate with the staff with respect to the alleged violations and a possible resolution of the matters in question, but there can be no assurance that the Commission will not bring an enforcement action against the Company.

The foregoing information is being furnished under “Item 7.01 Regulation FD Disclosure.” Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: April 9, 2008	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Chief Legal Officer